Product supplement no. 3-I                Registration Statement No.  333-130051
To prospectus dated December 1, 2005 and                  Dated December 1, 2005
prospectus supplement dated December 1, 2005                      Rule 424(b)(3)

JPMorgan Chase [Logo]

JPMorgan Chase & Co.
Floating Rate Notes Linked to the Consumer Price Index

General
-------

o JPMorgan Chase & Co. may offer and sell floating rate notes linked to the Consumer Price Index from time to time. This product supplement no. 3-I describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.

o     The notes are the senior unsecured obligations of JPMorgan Chase & Co.

o     Payment is linked to changes in the CPI as described below.

o For important information about tax consequences, see "Certain U.S. Federal Income Tax Consequences" beginning on page PS-9.

o Minimum denominations of $1,000 and integral multiples in excess thereof, unless otherwise specified in the relevant terms supplement.

o The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms
---------
  Maturity Date:        As specified in the relevant terms supplement.

  Interest:             With respect to each Interest Period, the product of the
                        outstanding principal amount of the notes, the Interest
                        Rate and the number of days in the Interest Period
                        (calculated on the basis of a year of 360 days with twelve months of thirty days each) divided by 360, unless otherwise specified in the relevant terms supplement.

  Interest Rate:        A rate per annum equal to the change in the CPI Rate on
                        each applicable Determination Date plus an additional amount of interest, referred to as the spread, or multiplied by a number, referred to as the multiplier, as either may be specified in the relevant terms supplement. In no case will the interest rate for the notes for any Interest Period be less than the minimum interest rate, as specified in the relevant terms supplement. The minimum interest rate will be at least
                        0.00%.

  CPI Rate:             The change in the CPI rate will be calculated as
                        follows:

                        CPI(t) - CPI(t-x)
                        -----------------
                             CPI(t-x)

                        where: CPI(t) is the CPI level for a calendar month prior to the calendar month of the applicable Determination Date which we refer to as the reference month, as specified in the relevant terms supplement; and

                        CPI(t-x) is the CPI level for a calendar month prior to the applicable reference month, as specified in the relevant terms supplement.

  CPI: The non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, as published on Bloomberg CPURNSA, or any successor source.

  Determination Dates:  Two business days immediately prior to the beginning of the applicable Interest Period, or as specified in the relevant terms supplement (but not more than 28 calendar days prior to the beginning of the applicable Interest Period).

  Interest Periods:     The period beginning on and including the issue date of
                        the notes and ending on but excluding the first Interest
                        Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, or as specified in the relevant terms supplement.

  Interest Payment      As specified in the relevant terms supplement, but at
  Dates:                least once every twelve months.

  Payment at Maturity:  On the maturity date, we will pay you the principal amount of your notes plus any accrued and unpaid interest unless otherwise specified in the terms supplement.

Investing in the Floating Rate Notes involves a number of risks. See "Risk Factors" beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 3-I, the accompanying prospectus supplement and prospectus or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

                                    JPMorgan
December 1, 2005

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 3-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 3-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 3-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 3-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agent shall have any responsibility therefor.

The notes are not and will not be authorized by the Comision Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the "Comissao de Valores Mobiliarios" - the Brazilian Securities and Exchange Commission ("CVM") and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no. 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 3-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 3-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Description of Notes ..................................................    PS-1
Risk Factors ..........................................................    PS-4
Use of Proceeds .......................................................    PS-6
General Terms of the Notes ............................................    PS-7
Certain U.S. Federal Income Tax Consequences ..........................    PS-9
Underwriting ..........................................................    PS-9
Benefit Plan Investor Considerations ..................................   PS-11

      In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 3-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 3-I and with respect to JPMorgan Chase & Co. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplement, this product supplement no. 3-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

      The notes described in the relevant terms supplement and this product supplement no. 3-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 3-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

      In this product supplement no. 3-I and the accompanying prospectus supplement and prospectus, "we," "us" and "our" refer to JPMorgan Chase & Co., unless the context requires otherwise.

                              DESCRIPTION OF NOTES

      The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings "Description of Notes" in the accompanying prospectus supplement and "Description of Debt Securities" in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 3-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term "note" refers to each $1,000 principal amount of our Floating Rate Notes Linked to the Consumer Price Index.

General

      The Floating Rate Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the Consumer Price Index. The notes are a series of securities referred to in the accompanying prospectus supplement and prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

      The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

      The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

      The notes will be issued in denominations of $1,000 and integral multiples in excess thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under "Description of Notes--Forms of Notes" in the prospectus supplement and "Forms of Securities--Global Securities" in the prospectus.

      The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 3-I. The terms described in that document supplement those described here and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described here or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Interest

      The notes bear interest from the issue date of the notes to but excluding the maturity date. The amount of interest payable on the notes on each Interest Payment Date will be linked to year over year changes in the Consumer Price Index as described in this product supplement no. 3-I or as otherwise specified in the relevant terms supplement (the "CPI"). See "-- The Consumer Price Index."

      For each Interest Period, the notes bear interest at a rate per annum equal to the CPI Rate applicable to such Interest Period, as described below, plus an additional amount of interest, referred to as the spread, or multiplied by a number, referred to as the multiplier, as either may be specified in the relevant terms supplement. Accrued and unpaid interest on the notes is payable in arrears on each Interest Payment Date. The amount of such accrued and unpaid interest will be based on the CPI Rate on the applicable Determination Date. In no case will the interest rate for the notes for any Interest Period be less than the minimum interest rate, as specified in the relevant terms supplement. The minimum interest rate will be at least 0.00%.

      The maturity date for the notes will be set forth in the relevant terms supplement.

      An "Interest Period" is the period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, or as specified in the relevant terms supplement. Interest will be calculated based on a 360-day year of twelve 30-day months unless otherwise specified in the relevant terms supplement.

      An "Interest Payment Date" will be as specified in the relevant terms supplement, provided that no Interest Payment Date shall be more than twelve months after the immediately prior Interest Payment Date or issue date of the notes, as applicable. If any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next Interest Period will commence as if the payment had not been delayed.

      A "business day" is, unless otherwise specified in the applicable terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law or regulation or executive order to close or a day on which transactions in dollars are not conducted.

      The change in CPI Rate is determined as of the applicable Determination Date pursuant to the following formula:

      CPI Rate = CPI(t) - CPI(t-x)
                 -----------------
                     CPI(t-x)

      where:

      CPI(t) = CPI for a calendar month prior to the calendar month of the applicable Determination Date which we refer to as the reference month, as specified in the relevant terms supplement; and

      CPI(t-x) =  CPI for a calendar month prior to the applicable reference month, as specified in the relevant terms supplement.

      "CPI" is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, as published on Bloomberg CPURNSA or any successor index as described below.

      CPI(t) for any Determination Date is the CPI for a calendar month prior to the calendar month of such Determination Date, which we refer to as the "reference month" and which we will specify in the relevant terms supplement, as published and reported prior to such Determination Date. If a Determination Date falls on a day that is not a business day, it will be postponed to the following business day.

      If by 3:00 p.m. New York City time on any Determination Date the CPI is not published on Bloomberg CPURNSA for any relevant month, but has otherwise been reported by the BLS, then the calculation agent will determine the CPI as reported by the BLS for such month using such other source as on its face, after consultation with us, appears to accurately set forth the CPI as reported by the BLS.

      In calculating CPI(t) and CPI(t-x), the calculation agent will use the most recently available value of the CPI determined as described above and in the relevant terms supplement on the applicable Determination Date, even if such value has been adjusted from a previously reported value for the relevant month. However, if a value of CPI(t) or CPI(t-x) used by the calculation agent on any Determination

Date to determine the interest rate on the notes is subsequently revised by the BLS, the interest rate determined on such Determination Date will not be revised.

      If the CPI is rebased to a different year or period and the 1982-1984 CPI is no longer used, the base reference period for the notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

      If, while the notes are outstanding, the CPI is discontinued or is substantially altered, as determined in the sole discretion of the calculation agent, the successor index will be that chosen by the Secretary of the Treasury for the Department of the Treasury's Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, the successor index will be determined by the calculation agent acting in a commercially reasonable manner.

      We will irrevocably deposit with DTC no later than the opening of business on the applicable date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

      Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

The Consumer Price Index

      The CPI for purposes of the notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the "BLS") and published on Bloomberg CPURNSA or any successor source. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors' and dentists' services and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for these notes is the 1982-1984 average. We have derived all information contained in this product supplement no. 3-I regarding the CPI, including, without limitation, its make-up and method of calculation, from publicly available information. We make no representation or warranty as to the accuracy or completeness of such information.

                                  RISK FACTORS

      Your investment in the notes will involve certain risks. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The interest rate on the notes may be less than any spread that may be applicable to the notes and, in some cases, could be zero.

      Interest payable on the notes is linked to year over year changes in the level of the CPI determined each month over the term of the notes.

      For notes with a spread, investors in the notes will receive an interest payment for the applicable Interest Period equal to the year over year change in the CPI, whether positive or negative, plus a spread, as set forth in the relevant terms supplement. If the CPI neither increases nor decreases during a relevant measurement period, which is likely to occur when there is little or no inflation or deflation, holders of the notes will receive interest payments for that Interest Period equal to the spread. In the event of a year over year decrease in the CPI, such as in periods of deflation, an investor in the notes will receive an interest payment for the applicable Interest Period that is less than the spread (but not less than 0%). If the CPI for the same month in successive years declines by an amount equal to or greater than the spread, which is likely to occur when there is significant deflation, investors in the notes will not receive an interest payment with respect to that Interest Period.

      For notes with a multiplier, investors in the notes will receive an interest payment for the applicable Interest Period equal to the year over year increase in the CPI, if any, times the multiplier, as set forth in the relevant terms supplement. Therefore, in the event of a year over year decrease in the CPI (or no change in the CPI), such as in periods of deflation, an investor in the notes will not receive an interest payment with respect to that Interest Period.

Floating rate notes present different investment considerations than fixed rate notes or similar floating rate securities.

      The rate of interest paid by us on the notes for each Interest Period will be equal to the CPI Rate plus the spread or multiplied by the multiplier, as specified in the relevant terms supplement, which may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall annual percentage rate of interest to maturity as compared to other equivalent investment alternatives.

Your interest rate is based on the CPI. The CPI itself and the way the Bureau of Labor Statistics of the U.S. Department of Labor, or BLS, calculates the CPI may change in the future.

      There can be no assurance that the BLS will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest paid with respect to the notes. Accordingly, the amount of interest payable on the notes, and therefore the value of the notes, may be significantly reduced. If the CPI is discontinued or substantially altered, a successor index may be employed to calculate the interest payable on the notes, as described herein, and that substitution may adversely affect the value of the notes.

The historical levels of the CPI are not an indication of the future levels of the CPI.

      The historical levels of the CPI are not an indication of the future levels of the CPI during the term of the notes. In the past, the CPI has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

      Holders of the notes will receive interest payments that will be affected by changes in the CPI. Such changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

Secondary trading may be limited.

      Unless otherwise specified in the relevant terms supplement, the notes will not be listed on an organized securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

      J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are not designed to be short-term trading instruments.

      The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the CPI Rate has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity. The notes are designed to be held, and you should be prepared to hold your notes, until maturity.

The value of the notes may be influenced by many unpredictable factors.

      Prior to maturity, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other. You should not expect the price at which we or our affiliates are willing to purchase the notes, if at all, to vary in proportion to changes in the CPI. We expect that, generally, the CPI on any day will affect the value of the notes more than any other single factor. Other relevant factors include:

      o     the expected volatility in the CPI;

      o     time left to maturity of the notes;

      o interest and yield rates in the market, and the volatility of those rates;

      o economic, financial, political, regulatory or judicial events that affect consumer prices generally; and

      o     our credit worthiness.

      Factors that may affect the CPI include:

      o     general economic, financial, political or regulatory conditions;

      o fluctuations in the prices of various consumer goods and energy resources; and

      o     inflation and expectations concerning inflation.

You cannot predict the future performance of the CPI based on its historical performance. The CPI may decrease such that you may receive a minimal return on your investment.

The inclusion in the original issue price of the agent's commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

      While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes the agent's commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates' expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc. as a result of such compensation or other transaction costs.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

      If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

                                 USE OF PROCEEDS

      Unless otherwise specified in the applicable terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes the agent's commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

      On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in instruments whose value is derived from the Consumer Price Index. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in instruments whose value is derived from the Consumer Price Index. Although we have no reason to believe that any of these activities will have a material impact on the Consumer Price Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

      We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

                           GENERAL TERMS OF THE NOTES

Calculation Agent

      J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the CPI Rate, the applicable interest rate for each Interest Period, the Interest Payment Dates and whether a day is a business day. In addition, the calculation agent will determine whether, if the CPI is not published on Bloomberg CPURNSA, a successor source is available, whether the CPI has been discontinued or substantially altered, and if the CPI has been discontinued or substantially altered, the successor index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

      The calculation agent will provide written notice to the trustee at its New York office, on which notice the Trustee may conclusively rely, of the amount to be paid on each Interest Payment Date on or prior to 11:00 a.m. on the business day preceding such Interest Payment Date.

      All calculations with respect to the CPI Rate will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., ..876545 would be rounded to .87655); all dollar amounts related to determination of the interest payment per $1,000 principal amount note on each Interest
Payment Date and at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

      Under the heading "Description of Debt Securities--Events of Default, Waiver, Debt Securities in Foreign Currencies" in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

      Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to $1,000 per $1,000 principal amount note plus any accrued and unpaid interest calculated as if the date of acceleration were the maturity date. In such case, interest will be calculated on the basis of a 360-day year and the actual number of days in such adjusted Interest Period and will be based on the CPI Rate on the Determination Date immediately preceding such adjusted Interest Period, unless otherwise specified in the relevant terms supplement.

      If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

      Under the heading "Description of Debt Securities--Modification of the Indenture; Waiver of Compliance" in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

      The provisions described in the accompanying prospectus under the heading "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" are not applicable to the notes, unless otherwise specified in the applicable terms supplement.

Listing

      The notes will not be listed on any securities exchange, unless otherwise specified in the applicable terms supplement.

Book-Entry Only Issuance--The Depository Trust Company

      The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings "Description of Notes--Forms of Notes" and "The Depositary."

Registrar, Transfer Agent and Paying Agent

      Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of JPMorgan Chase Bank, National Association ("JPMorgan Chase Bank") in The City of New York.

      JPMorgan Chase Bank or one of its affiliates will act as registrar and transfer agent for the notes. JPMorgan Chase Bank will also act as paying agent and may designate additional paying agents.

      Registration of transfers of the notes will be effected without charge by or on behalf of JPMorgan Chase Bank, but upon payment (with the giving of such indemnity as JPMorgan Chase Bank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

      The notes will be governed by and interpreted in accordance with the laws of the State of New York.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      Except as otherwise provided in the applicable terms supplement, Davis Polk & Wardwell, our special tax counsel, is of the opinion that the notes will be treated as "variable rate debt instruments" for U.S. federal income tax purposes. The opinion of Davis Polk & Wardwell is conditioned on their receipt of certain factual representations from us at the time of the relevant offering. Accordingly, interest paid on the notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss. See "United States Federal Taxation" in the accompanying prospectus supplement for additional discussion regarding the United States federal income tax treatment of the notes.

                                  UNDERWRITING

      Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (the "Agent" or "JPMSI"), acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. JPMSI proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agent may vary the offering price and other selling terms from time to time.

      We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm's underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

      JPMSI may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agent may change the public offering price, concession and discount after the offering has been completed.

      In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

      No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 3-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 3-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

      The Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 3-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

      The notes are not and will not be authorized by the Comision Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

      The notes have not been and will not be registered with the "Comissao de Valores Mobiliarios" - the Brazilian Securities and Exchange Commission ("CVM") and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no. 400, dated December 29, 2003, as amended from time to time.

      The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 3-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

      The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 3-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

      Unless otherwise specified in the applicable terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a "T+3" settlement cycle).

                      BENEFIT PLAN INVESTOR CONSIDERATIONS

      A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, "ERISA Plans") should consider the fiduciary standards of ERISA in the context of the ERISA Plans' particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, "Plans"), from engaging in certain transactions involving the "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

      Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption ("PTCE") 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with "plan assets" of any Plan or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or there is some other basis on which such purchase and holding is not prohibited.

      Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these "prohibited transaction" rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents ("Similar Laws"). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws or rules.

      Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or some other basis on which the acquisition and holding is not prohibited.

      Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.